                        Exhibit 21

CENTRAL TELEPHONE COMPANY AND ITS SUBSIDIARIES

                                          State of Incorporation

Central Telephone Company . . . . . . . . . . .   Delaware
   Central Telephone Company of Florida . . . .   Florida
   Central Telephone Company of Illinois. . . .   Illinois
   Central Telephone Company of Virginia. . . .   Virginia